EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:                               James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

ELECTRONICS BOUTIQUE ANNOUNCES THIRD QUARTER

FISCAL 2004 RESULTS

— Reports 15 Percent Increase in Revenues —

WEST CHESTER, PA, November 20, 2003 — Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced financial results for its third quarter ended November 1, 2003, highlighted by a 15 percent increase in revenues.  The company’s total revenues for the fiscal 2004 third quarter rose to $324.7 million, up from $283.0 million in the prior year period.  Net income for the third quarter was $1.5 million, or $0.06 per diluted share, compared with net income of $3.7 million, or $0.14 per diluted share, for the same quarter last year.

For the 39-week period of fiscal 2004, total revenues increased 19 percent to $930.3 million from $783.2 million in the prior year. Fiscal 2004 net income for the same period was $6.3 million, or $0.25 per diluted share.  This compares with $5.8 million, or $0.22 per diluted share in the first 39 weeks of fiscal 2003, before the cumulative effect of a change in accounting principle relating to the recognition of vendor allowances of $4.8 million.

In fiscal 2003, the company exited two business lines - EB Kids and BC Sports Collectibles.  Accordingly, in the third quarter of fiscal 2003, the company’s non-GAAP adjusted revenues were $279.2 million, and its adjusted net income was $2.7 million, or $0.10 per diluted share. For the 39-week period of fiscal 2003, the company’s non-GAAP adjusted revenues were $769.8 million and its adjusted net income, before the cumulative effect of a change in accounting principle, was $6.1 million, or $0.23 per diluted share.

“During the quarter, Electronics Boutique continued to post positive sales growth in contrast with NPD Group statistics, which reflected a 13 percent decline in industry wide sales,” said Jeffrey Griffiths, president and chief executive officer.

“As we enter the fourth quarter, our business fundamentals are healthy.  Our strip-center stores and international locations continue to deliver strong results, and our store opening plan is on schedule.  More importantly, we remain on target to report record earnings for the full fiscal year 2004.”

Comparable stores sales decreased 6.5 percent for the fiscal 2004 third quarter. The decline was primarily due to a difficult software sales comparison and weakness in hardware sales year over year.

During the current quarter, the company opened 133 net new stores, increasing the total store count to 1,436 as of November 1, 2003. The company had 1,078 stores as of November 2, 2002.

In the fiscal 2004 second quarter, the company completed the repurchase of 1.5 million shares of its common stock. On November 17, 2003, the company announced that its Board of Directors approved a new program to purchase up to an additional 2.0 million shares of the company’s outstanding common stock.

Business Outlook

The company reaffirms its previous guidance for fiscal 2004 fourth quarter earnings to be in the range of $1.32 to $1.42 per diluted share.  Comparable store sales are expected to decline in the range of 4 to 7 percent in the quarter.  As a result of year-to-date performance and the outlook for the fourth fiscal quarter, the company expects full-year fiscal 2004 earnings in the range of $1.56 to $1.66 per diluted share based on an average diluted share base of 25.4 million shares.

The company will host an investor conference call at 5:00 p.m. (Eastern) today to review its financial results and operations. The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com. The call will be archived for two weeks on the website. A recording of the call will also be available November 20, 2003 at 8 p.m. (Eastern) through November 27, 2003 at midnight (Eastern). Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use access code: 3593239.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company operates 1,436 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook related to the financial performance of Electronics Boutique for the fourth quarter and full year for the fiscal year ending January 31, 2004, and to store opening plans. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward-looking statements, such as the schedule for new software releases, consumer demand for video game hardware and software, pricing changes by key vendors for hardware and software, increased competition and promotional activity from other retailers, and the ability to open new stores on a timely basis. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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